UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2007

Republic First Bancorp, Inc.
 (Exact name of registrant as specified in its charter)

Pennsylvania	0-17007	23-2486815
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	I.R.S. Employer Identification No.)

50 S. 16th Street Suite 2400 Philadelphia, PA	19102
(Address of principal executive offices)	(Zip Code)

(215)-735-4422
(Registrant’s telephone number, including area code)

1608 Walnut Street, Suite 1000, Philadelphia, PA
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Republic First Bancorp, Inc. (NASDAQ:FRBK), parent company of Republic First Bank, announced on June 13, 2007 that it is implementing a stock repurchase program.

The repurchase program will be in effect from time to time for varying periods from and after June 14, 2007, through and including June 30, 2008.  The aggregate amount of the Company stock to be repurchased will be determined by market conditions but will not exceed 5%, or approximately 500,000 shares, of the Company’s issued and outstanding stock.  The Company will execute the program through open market purchases.  Stock repurchased under the repurchase program will be retired.

A spokesperson for the Company stated that the repurchase program was initiated because the Company believes its stock is undervalued by the market.  This action affirms the Company’s confidence in the future value of the Company.

 Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC).  The Bank provides diversified financial products through its eleven offices located in Abington, Ardmore, Bala Cynwyd, East Norriton, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Dated: June 14, 2007	/s/ Paul Frenkiel
Name: Paul Frenkiel
Title: Chief Financial Officer